                                                                     EXHIBIT 2.4

                               FIRST AMENDMENT TO
                             SECURED PROMISSORY NOTE

         This First Amendment to Secured Promissory Note (this "FIRST AMENDMENT"), executed to be effective as of February 22, 2002, is entered into by and between Point To Point of Louisiana, Inc., a Louisiana corporation (the "MAKER"), and Nextgen Communications Corporation, a Delaware corporation (the "LENDER").

         WHEREAS, on February 22, 2002, the Maker borrowed $1,000,000 from the Lender, as evidenced by that certain Secured Promissory Note issued by the Maker to the Lender, dated February 22, 2002 (the "NOTE"); and

         WHEREAS, Lender and Maker desire to amend the Note as set forth herein, in order to give effect to the parties' original intentions.

         NOW THEREFORE, the parties hereto agree as follows:

         1. The second, third, and fourth paragraphs of the Note are hereby deleted in their entirety, and replaced with the following paragraphs:

                           This Note shall be repaid as follows: (i) a payment
                  of $65,000, representing interest only, shall be due and payable on February 22, 2003; (ii) a payment shall be due and payable on February 22, 2004, consisting of interest accrued through such date and $100,000 of principal; and (iii) all remaining principal and accrued interest on the Note shall be due and payable on February 22, 2005 (the "MATURITY DATE").

                           If the Maker fails to pay any amount required under
                  this Note by its due date, (a) all principal and accrued interest shall immediately become due and payable as of such date, (b) interest shall thereafter accrue at the lesser of 13% or the highest lawful rate permissible under applicable law, and (c) the Lender shall be entitled to pursue any and all remedies to which it is entitled under the Stock Pledge Agreement (as defined below) and under applicable law.

                           This Note is secured by a pledge of stock owned by
                  the Maker, pursuant to that certain Stock Pledge Agreement between the Maker and the Lender, executed to be effective as of February 22, 2002 (the "STOCK PLEDGE AGREEMENT").

         2. Except as expressly amended hereby, the Note remains in full force and effect. Capitalized terms that are not defined herein shall have the same meaning assigned to them in the Note.

                  [Remainder of page intentionally left blank.]

         IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed and delivered as of the date first above written.

         This First Amendment to Secured Promissory Note may be executed in one or more identical counterparts, including by facsimile signature, each of which shall be deemed to be an original and all of which together shall be deemed to be one instrument.


THE MAKER:

POINT TO POINT OF LOUISIANA, INC.


By:
   ----------------------------------------
Name:
     --------------------------------------
Title:
      -------------------------------------


THE LENDER:

NEXTGEN COMMUNICATIONS CORPORATION


By:
   ----------------------------------------
      Frank J. Fradella
      President and Chief Executive Officer


                                       2